                      WALDEN RESIDENTIAL PROPERTIES, INC.
                            and Walden Predecessors
                      Computation of Ratio of Earnings and
                           Funds From Operations  to
              Combined Fixed Charges and Preferred Stock Dividends
                             (Dollars in Thousands)


                                                       (The Company)                          (Walden Predecessors)
                                            ----------------------------  ----------------------------------------------------------
                                                 Year        February 9,    January 1,        Year           Year         Year
                                                 Ended         1994 to        1994 to         Ended          Ended        Ended
                                             December 31,   December 31,    February 8,   December 31,   December 31,  December 31,
                                                1995 (1)       1994            1994           1993           1992          1991
                                            ------------    ------------    -----------   -----------    ------------  ------------
Income/(Loss) before Extraordinary Item          $10,685          $5,356           ($45)      ($4,795)        ($5,209)      ($6,352)

Add:

    Interest on indebtedness                      17,111           6,288          1,075        11,456          11,751        12,234

    Amortization and financing costs                 900             371             20         1,417             418           200
                                            ------------    ------------    -----------   -----------    ------------  ------------
Earnings                                         $28,696         $12,015         $1,050        $8,078          $6,960        $6,082
                                            ============    ============    ===========   ===========    ============  ============

Fixed Charges

    Interest on indebtedness                     $17,111         $ 6,288         $1,075       $11,456         $11,751       $12,234

    Amortization and financing costs                 900             371             20         1,417             418           200
                                            ------------    ------------    -----------   -----------    ------------  ------------
Fixed Charges                                    $18,011         $ 6,659         $1,095       $12,873         $12,169       $12,434
                                            ============    ============    ===========   ===========    ============  ============

Earnings Coverage Deficiency                         N/A             N/A            $45        $4,795          $5,209        $6,352
                                            ============    ============    ===========   ===========    ============  ============

Ratio of earnings to fixed charges                  1.59            1.80           0.96          0.63            0.57          0.49


(1) The Pro forma ratio of earnings to fixed charges and Preferred Stock dividends for the year ended December 31, 1995 is not presented because the pro forma ratio would not materially change the historical ratio for the period.